Exhibit 10.4

ACI WORLDWIDE, INC.

Nonqualified Stock Option Agreement – Employee

2005 Equity and Performance Incentive Plan

(Amended by the Stockholders June 14, 2012 and further revised to reflect the 3 for 1 stock split effective July 10, 2014)

This Stock Option Agreement (the “Option Agreement”) is made as of the effective date set forth in Schedule A hereto (the “Effective Date”), by and between ACI Worldwide, Inc., a Delaware corporation (the “Corporation”), and the individual identified in Schedule A hereto, an employee of the Corporation or its Subsidiaries (the “Optionee”).

WHEREAS, the Board of Directors of the Corporation has duly adopted, and the stockholders of the Corporation have approved, the 2005 Equity and Performance Incentive Plan, as amended (the “Plan”), which Plan authorizes the Corporation to grant to eligible individuals options for the purchase of shares of the Corporation’s Common Stock (the “Stock”); and

WHEREAS, the Board of Directors of the Corporation has determined that it is desirable and in the best interests of the Corporation and its stockholders to grant the Optionee an option to purchase a certain number of shares of Stock, in order to provide the Optionee with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

1.	GRANT OF NON-QUALIFIED STOCK OPTION

Subject to the terms of the Plan, the Corporation hereby grants to the Optionee the right and option (the “Option”) to purchase from the Corporation, on the terms and subject to the conditions set forth in this Option Agreement, the number of shares of Stock (the “Option Shares”) set forth in Schedule A. The Date of Grant of this Option is the Effective Date (defined above). This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	TERMS OF PLAN

The Option granted pursuant to this Option Agreement is granted subject to the terms and conditions set forth in the Plan, a copy of which has been delivered to the Optionee. All terms and conditions of the Plan, as may be amended from time to time, are hereby incorporated into this Option Agreement by reference and shall be deemed to be a part of this Option Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Corporation) are otherwise set forth in this Option Agreement. In the event that there is any inconsistency between the provisions of this Option Agreement and of the Plan, the provisions of the Plan shall govern. Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to them in the Plan.

3.	EXERCISE PRICE

The exercise price for the shares of Stock subject to the Option granted by this Option Agreement is the price per share set forth in Schedule A (the “Exercise Price”).

4.	EXERCISE OF OPTION

Subject to the provisions of the Plan and subject to the earlier expiration or termination of this Option in accordance with its terms, the Option granted pursuant to this Option Agreement shall be exercisable only as follows:

4.1	Time of Exercise of Option

4.1.1	The Option shall become exercisable with respect to the Option Shares only as follows: One-third of the Option Shares shall become exercisable on each of the first three anniversaries of the Date of Grant if the Optionee shall have remained in the continuous employ of the Corporation or any of its Subsidiaries as of each such date.

4.1.2	Notwithstanding Section 4.1.1 above, in accordance with the provisions of the Plan, if the Optionee ceases to be an employee of the Corporation or a Subsidiary of the Corporation by reason of Disability (as defined in Section 4.3.2 below), the unexercised portion of any Option held by such Optionee at that time will become immediately vested and will be exercisable until terminated in accordance with Section 4.3 below.

4.1.3	Notwithstanding Section 4.1.1 above, in accordance with the provisions of the Plan, if the Optionee dies while employed by the Corporation or a Subsidiary of the Corporation (or dies within a period of one month after ceasing to be an employee for any reason other than Disability or within a period of one year after ceasing to be an employee by reason of Disability), the unexercised portion of any Option held by such Optionee at the time of death will become immediately vested and will be exercisable until terminated in accordance with Section 4.3 below.

4.1.4	Notwithstanding Section 4.1.1 above, in accordance with the provisions of the Plan, the Option granted under this Option Agreement shall become immediately exercisable upon the occurrence, after the Date of Grant, of a Change in Control (as defined in Section 10 below) if the Optionee is an employee of the Corporation or any Subsidiary on the date of the consummation of such Change in Control.

4.2	Limitations

The portion of the Option that has not become exercisable as of the date of the Optionee’s termination of employment with the Corporation or any of its Subsidiaries for any reason shall automatically terminate as of the date of the Optionee’s termination of employment with the Corporation or its Subsidiaries and shall not become exercisable after such termination. To the extent the Option is exercisable, it may be exercised, in whole or in part; provided, that no single exercise of the Option shall be for less than 100 shares, unless at the time of the exercise, the maximum number of shares available for purchase under this Option is less than 100 shares. In no event shall the Option be exercised for a fractional share.

4.3	Termination of Option

This Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

4.3.1	90 calendar days from the date of the Optionee’s termination of employment with the Corporation or a Subsidiary for any reason other than death or Disability (as defined below);

4.3.2	one year after the Optionee’s permanent and total disability as defined in Section 22(e)(3) of the Code (“Disability”);

4.3.3	one year after the Optionee’s death, if such death occurs (i) while the Optionee is employed by the Corporation or a Subsidiary, (ii) within the 90-day period following the Optionee’s termination of employment for any reason other than Disability; or (iii) within the one-year period following the Optionee’s termination of employment by reason of the Optionee’s Disability; or

4.3.4	ten years from the Date of Grant.

The Corporation shall have the authority to determine the date an Optionee ceases to be an employee by reason of Disability. In the case of death, the Option may be exercised by the executor or administrator of the Optionee’s estate or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance. The Optionee shall be deemed to be an employee of the Corporation or any Subsidiary if on a leave of absence approved by the Board of Directors of the Corporation and the continuous employment of the Optionee with the Corporation or any of its Subsidiaries will not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Corporation or its Subsidiaries, by reason of the transfer of the Optionee’s employment among the Corporation and its Subsidiaries.

4.4	Limitations on Exercise of Option

In no event may the Option be exercised, in whole or in part, after the occurrence of an event which results in termination of the Option, as set forth in Section 4.3 above. The Option shall not be exercisable if and to the extent the Corporation determines such exercise or method of exercise would violate applicable securities laws, the rules and regulations of any securities exchange or quotation system on which the Stock is listed, or the Corporation’s policies and procedures.

4.5	Method of Exercise of Option

4.5.1

To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Corporation stating the number of shares for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Exercise Price of the shares shall be payable (i) in cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) by actual or constructive transfer to the Corporation of nonforfeitable, outstanding shares of Stock that have been owned by the Optionee for at least six months prior to the date of exercise, (iii) by any combination of the foregoing methods of payment or (iv) in accordance with such other method or manner as set forth below.

(A) Cash Exercise (to exercise and retain the Option Shares): Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by delivering written notice of exercise to the Corporation, at its principal office, addressed to the attention of Stock Plan Administration, or to the agent/broker designated by the Corporation, which notice shall specify the number of shares for which the Option is being exercised, and shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised plus the full amount of all applicable withholding taxes due on the Option exercise. Payment of the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option shall be made either in cash or by certified check payable to the order of the Corporation. If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option, as the Corporation may require in its sole discretion. Promptly after exercise of the Option as provided for above, the Corporation shall deliver to the person exercising the Option a certificate or certificates for the shares of Stock being purchased.

(B) Same-Day-Sale Exercise (to exercise and immediately sell all the Option Shares): Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by delivering written notice of exercise to the agent/broker designated by the Corporation, which notice shall specify the number of shares for which the Option is being exercised and irrevocable instructions to promptly (1) sell all of the shares of Stock to be issued upon exercise and (2) remit to the Corporation the portion of the sale proceeds sufficient to pay the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option and all applicable taxes due on the Option exercise. The agent/broker shall request issuance of the shares and immediately and concurrently sell the shares on the Optionee’s behalf. Payment of the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option, any brokerage fees, transfer fees, and all applicable taxes due on the Option exercise, shall be deducted from the proceeds of the sale of the shares. If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option, as the Corporation may require in its sole discretion. Promptly after exercise of the Option as provided for above, the agent/broker shall deliver to the person exercising the Option the net proceeds from the sale of the shares of Stock being exercised and sold.

(C) Sell-to-Cover Exercise (to exercise and immediately sell a portion of the Option Shares): Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by delivering written notice of exercise to the agent/broker designated by the Corporation, which notice shall specify the number of shares for which the Option is being exercised and irrevocable instructions to promptly (1) sell the portion (which must be a whole number) of the shares of Stock to be issued upon exercise sufficient to generate proceeds to pay the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option, any brokerage or transfer fees, and all applicable taxes due on the Option exercise (collectively the “Exercise Costs”) and (2) remit to the Corporation a sufficient portion of the sale proceeds to pay the Exercise Price for the shares of Stock purchased pursuant to the exercise of the Option and all applicable taxes due on the Option exercise. The agent/broker shall request issuance of the shares and immediately and concurrently sell on the Optionee’s behalf only such number of the Shares as is required to generate proceeds sufficient to pay the Exercise Costs. Promptly after exercise of the Option as provided for above, the Corporation shall deliver to the person exercising the Option a certificate for the shares of Stock issued upon exercise which are not sold to pay the Exercise Costs. Promptly after exercise of the Option as provided for above, the agent/broker shall deliver to the person exercising the Option any net proceeds from the sale of the Shares in excess of the Exercise Costs. If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option, as the Corporation may require in its sole discretion.

4.5.2	As soon as practicable upon the Corporation’s receipt of the Optionee’s notice of exercise and payment, the Corporation shall direct the due issuance of the shares so purchased.

4.5.3	As a further condition precedent to the exercise of this Option in whole or in part, the Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

4.6	Forfeiture and Right to Recoupment.

Notwithstanding anything contained herein to the contrary, by accepting this Option, Optionee understands and agrees that if (a) the Corporation is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of Optionee, or (b) it is determined that the Optionee has otherwise engaged in misconduct (whether or not such misconduct is discovered by the Corporation prior to the termination of Optionee’s employment), the Board of Directors or a committee thereof (in each case, the “Board”) may take such action with respect to the Option as the Board, in its sole discretion, deems necessary or appropriate and in the best interest of the Corporation and its stockholders. Such action may include, without limitation, causing the forfeiture or cancellation of the unvested and/or vested portion of the Option and the recoupment of any proceeds from the exercise or vesting of the

Option and/or the sale of Option Shares issued pursuant to this Agreement. For purposes of this Section 4.6, “misconduct” shall mean a deliberate act or acts of dishonesty or misconduct which either (i) were intended to result in substantial personal enrichment to the Optionee at the expense of the Corporation or (ii) have a material adverse effect on the Corporation. Any determination hereunder, including with respect to Optionee’s misconduct, shall be made by the Board in its sole discretion. Notwithstanding any provisions herein to the contrary, Optionee expressly acknowledges and agrees that the rights of the Board set forth in this Section 4.6 shall continue after Optionee’s employment with the Corporation is terminated, whether termination is voluntary or involuntary, with or without cause, and shall be in addition to every other right or remedy at law or in equity that may otherwise be available to the Corporation.

5.	TRANSFERABILITY OF OPTIONS

During the lifetime of an Optionee, only such Optionee (or, in the event of legal incapacity or incompetency, the Optionee’s guardian or legal representative) may exercise the Option. No Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of descent and distribution.

6.	COMPLIANCE WITH LAW

The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Option Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

7.	RIGHTS AS STOCKHOLDER

Neither the Optionee nor any executor, administrator, distributee or legatee of the Optionee’s estate shall be, or have any of the rights or privileges of, a stockholder of the Corporation in respect of any shares of Stock issuable hereunder unless and until such shares have been fully paid and certificates representing such shares have been endorsed, transferred and delivered, and the name of the Optionee (or of such personal representative, administrator, distributee or legatee of the Optionee’s estate) has been entered as the stockholder of record on the books of the Corporation.

8.	WITHHOLDING OF TAXES

If the Corporation shall be required to withhold any federal, state, local or foreign tax in connection with exercise of this Option, it shall be a condition to such exercise that the Optionee pay or make provision satisfactory to the Corporation for payment of all such taxes. The Optionee may elect that all or any part of such withholding requirement be satisfied by retention by the Corporation of a portion of the shares purchased upon exercise of this Option. If such election is made, the shares so retained shall be credited against such withholding requirement at the fair market value on the date of exercise.

9.	DISCLAIMER OF RIGHTS

No provision in this Option Agreement shall be construed to confer upon the Optionee the right to be employed by the Corporation or any Subsidiary, or to interfere in any way with the right and authority of the Corporation or any Subsidiary either to increase or decrease the compensation of the Optionee at any time, or to terminate any employment or other relationship between the Optionee and the Corporation or any Subsidiary.

10.	CHANGE IN CONTROL

For purposes of this Option Agreement, “Change in Control” means:

(a)	Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition of Change in Control, the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Corporation, (b) any acquisition by the Corporation, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation, (d) any acquisition by any Person pursuant to a transaction that complies with 10(c)(1) below; or (e) any acquisition of beneficial ownership of not more than 25% of the Outstanding Corporation Voting Securities by any Person that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (v) shall cease to apply when a Person who is a Schedule 13G Filer becomes required to file a Schedule 13D under the Exchange Act with respect to beneficial ownership of 20% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities. Notwithstanding any other provision hereof, if a Business Combination (as defined below) is completed during the Performance Period and the Outstanding Corporation Voting Securities are converted into voting securities of the Combined Corporation (as defined below), but such Business Combination does not constitute a “Change in Control” under 10(c) below, “Outstanding Corporation Voting Securities” shall thereafter mean voting securities of the Combined Corporation entitled to vote generally in the election of the members of the Combined Corporation Board.

(b)

Any time at which individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors other than as a result of a Business Combination that does not constitute a “Change in Control” under Sections 10(a) above or 10(c)(1) below; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (an “Election Contest”);

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination (the “Combined Corporation”)) beneficially owns, directly or indirectly, such number of the then-Outstanding Corporation Voting Securities as would constitute a “Change in Control” under 10(a) above, and at least one-half of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (the “Combined Corporation Board”) were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination (the “Business Combination Agreement”); or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

11.	COMPLIANCE WITH SECTION 409A OF THE CODE.

To the extent applicable, it is intended that this Option Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Optionee. This Option Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Option Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Optionee).

12.	INTERPRETATION OF THIS OPTION AGREEMENT

All decisions and interpretations made by the Board or the Compensation Committee thereof with regard to any question arising under the Plan or this Option Agreement shall be binding and conclusive on the Corporation and the Optionee and any other person entitled to exercise the Option as provided for herein.

13.	GOVERNING LAW

This Option Agreement shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).

14.	BINDING EFFECT

Subject to all restrictions provided for in this Option Agreement, the Plan, and by applicable law relating to assignment and transfer of this Option Agreement and the Option provided for herein, this Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

15.	NOTICE

Any notice hereunder by the Optionee to the Corporation shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Corporation at its principal office, addressed to the attention of Stock Plan Administration, (ii) if electronically delivered to the e-mail address, if any, for Stock Plan Administration or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Corporation may hereafter designate by notice to the Optionee. Any notice hereunder by the Corporation to the Optionee shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Optionee at Optionee’s address listed in the Corporation’s records, (ii) if electronically delivered to the e-mail address, if any, for Optionee listed in the Corporation’s records or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Optionee may hereafter designate by written notice given to the Corporation.

16.	SEVERABILITY

If one or more of the provisions of this Option Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.	ELECTRONIC DELIVERY AND ACCEPTANCE

The Corporation may, in its sole discretion, decide to deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting or exercising this Option, electronically or otherwise, Optionee hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation, including the use of electronic signatures or click-through acceptance of terms and conditions or other electronic means such as an e-mail acknowledgement.

18.	ENTIRE AGREEMENT; ELIGIBILITY

This Option Agreement and the Plan together constitute the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Except for amendments to the Plan incorporated into this Option Agreement by reference pursuant to Section 2 above, neither this Option Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Corporation and the Optionee; provided, however, that the Corporation unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. In the event that it is determined that the Optionee was not eligible to receive this Option, the Option and this Option Agreement shall be null and void and of no further effect.

This Option Agreement will be deemed to be signed by the Corporation and Optionee upon Optionee’s acceptance of the Notice of Grant of Stock Options attached as Schedule A.